EXHIBIT 99.1

Earnings Release

2 November 2017

Altice USA Reports Third Quarter 2017 Results

Altice USA (NYSE: ATUS) today reported results for the quarter ended September 30, 20171

•	Altice USA continues to show positive revenue momentum with further customer experience improvements, investment in an advanced fiber network, product innovation and margin expansion

•	Altice One launch - new home entertainment hub to support significantly improved video, broadband and phone experience for customers

Altice USA Financial Highlights

•	Revenue growth of +3.2% YoY in Q3 2017 excluding Newsday; reported revenue growth +3.0% YoY in Q3 2017

•	Adjusted EBITDA grew +18.9% YoY in Q3 2017; Adjusted EBITDA margin increased 5.8 percentage points YoY to 44.1%

•	Adjusted EBITDA less capex (Operating Free Cash Flow2) grew +13.9% YoY in Q3 2017 (YTD 2017 OpFCF margin of 32.8% vs. 25.6% in FY 2016) showing very strong cash flow conversion

	Three Months Ended September 30,		NIne Months Ended September 30,
($k)	2017	2016	2017	2016
	Actual	Actual	Actual	Actual

Revenue	$2,327,175	$2,260,221	$6,961,192	$3,711,311
Adjusted EBITDA[3]	1,026,582	863,194	2,962,353	1,485,127
Net loss	(182,086)	(172,553)	(733,064)	(595,430)
Capital Expenditures (accrued)	290,318	216,727	681,333	380,763

Altice USA Customer Metric Highlights

•
Video trends improved with B2C pay TV RGU net losses of -33k in Q3 2017 (vs. -40k in Q3 2016), driven by better performance at Optimum, even before Altice One launch; all of Optimum’s reported B2C customer trends improved compared to Q3 2016

•	Broadband trends stable with B2C broadband RGU net additions of +16k in Q3 2017 (vs. +17k in Q3 2016) with only minor impact in Texas from the recent hurricane

•	Total unique residential B2C customer relationship net losses of -8k in Q3 2017, driven by normal seasonality at Optimum

•	Seventh straight quarter of lower customer service call volumes and technical service visits, driven by investments in our network and customer service

1 Financial data for 2016 period is pro forma defined as results of Altice USA as if the Cablevision (Optimum) acquisition had occurred on 1/1/16, unless noted otherwise. All financials shown under U.S. generally accepted accounting principles (“GAAP”) reporting standard.
2 Operating Free Cash Flow defined here as Adjusted EBITDA less capex (including accruals for capital).
3See “Reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures” on page 8 of this release. See also separate Altice N.V. Q3 2017 earnings release today for reconciliation to reported figures under IFRS reporting standard.

Earnings Release

Dexter Goei, Altice USA Chairman and Chief Executive Officer, said: "Altice USA continued to build momentum in the third quarter and delivered strong results while advancing our strategy of offering a more robust and differentiated product portfolio to meet customers' needs. We remain focused on investing in innovation, superior service and a reliable network, as demonstrated by the launch of Altice One, which is just the beginning of a new, better and simple experience for our customers. We have a leadership position regarding the connected home and we are delivering on its potential.”

Additional Q3 2017 Highlights

Altice One launch
Today the Company unveils ‘Altice One,’ a new connectivity platform that reinvents the way consumers connect to the entertainment and content they want. Altice One provides a better, personalized and simple all-in-one video, broadband, and phone experience with new and enhanced features such as access to apps, voice search and more in a sleek, compact home hub that replaces the traditional cable box, modem and router. As a cloud-based service, the Altice One platform gives Altice the flexibility to continuously innovate and enhance offerings quickly and simply for customers.

Altice One includes a new contemporary user interface, fully integrated access to live TV, video on demand, apps like YouTube and Pandora, and cloud DVR recordings - plus advanced search easily facilitated via a new voice-activated remote control. By providing seamless navigation across traditional video and OTT (over-the-top) services, Altice One will make it easy for customers to find what they want to watch and access their subscriptions in one place - in the home and on the go.

Altice One, which has been in customer trials, is launching in select areas of Long Island first, beginning next week, and will continue rolling out across the entire Altice USA footprint in the coming months.

Network Investments to Enhance Broadband Speeds and Reliability
Altice USA is the only major U.S. cable provider to have announced a large-scale fiber deployment. The Company’s fiber-to-the-home (FTTH) deployment continues to progress and is on track to reach one million homes constructed by year end 2018. Already, design and construction have commenced for several hundred thousand homes in New York, New Jersey and Connecticut (one million homes to be designed by year end 2017). Altice USA’s FTTH network will benefit customers by enabling for a more connected home, and by delivering faster speeds.

In addition, the Company continues to roll out enhanced data services to its customers on its existing DOCSIS cable network and an increasing number of consumers are selecting increased broadband speeds:

•
Up to 400/450Mbps broadband speeds will be available for all Optimum residential/business customers by the end of 2017 (increased from 300/350Mbps previously and 101Mbps before Altice took control of the business). Optimum continues to see an increasing number of customers upgrading their speed tiers with 91% of residential broadband gross additions taking download speed tiers of 100Mbps or higher at the end of Q3 2017 (44% of the residential customer base now take speeds of 100Mbps or higher, increased from just 8% at the end of Q3 2016);

•
In the Suddenlink market, the Company continues to roll out 1 Gigabit service, currently with 63% of the market having access to these faster speeds. Suddenlink also continues to see an increasing number of customers upgrading their speed tiers with 82% of residential broadband gross additions taking download speed tiers of 100Mbps or higher at the end of Q3 2017 (49% of the residential customer base now take speeds of 100Mbps or higher, increased from 32% at the end of Q3 2016);

•
On a blended basis, 88% of Altice USA’s residential broadband gross additions were taking download speeds of 100Mbps or higher with 46% of the total residential customer base taking 100Mbps or higher speeds as of the end of Q3 2017 (vs. 48% and 16% respectively at the end of Q3 2016). These upgrades have almost doubled YoY the average broadband speed taken by Altice USA’s customer base to 106Mbps at the end of Q3 2017 (from 56Mbps at the end of Q3 2016).

Earnings Release

Altice USA’s network upgrades continue to be reflected by further improvements in customer service metrics, including a 14% YoY reduction in the number of technical service related calls per customer in Q3 2017 vs. Q3 2016 and a reduction in the number of customer service related calls per customer of 7% YoY over the same period. This is the seventh straight quarter of customer service improvements since Altice took control of Suddenlink and the fourth straight quarter since taking control of Optimum.
Altice USA also recently introduced ‘Economy Internet’, its low-cost broadband service across both its Optimum and Suddenlink footprints, providing eligible families and senior citizens with access to Internet connectivity at an affordable price. The Company is going beyond its public interest commitment to Optimum in New York, New Jersey and Connecticut by extending this service to the vast majority of the Suddenlink region. This offering helps to bridge the digital divide within our local communities in the U.S.

Content & Partnerships
On October 5, Altice USA reached a comprehensive distribution agreement to deliver Disney’s lineup of sports, news and entertainment content to Optimum video customers across television and streaming devices. Altice USA is focused on providing the highest quality video and service experience to our customers at a great value, and our successful arrangement ensures that our Optimum customers will continue to receive the programming they want at a competitive cost.
On September 12, Altice USA, a strategic investor of financial news provider Cheddar, expanded its partnership to integrate live news, interviews, and field packages from Cheddar with i24NEWS news broadcasts. i24NEWS will feature Cheddar content regularly and feature guest segments with Cheddar anchors around stories only found on Cheddar. In return, i24NEWS anchors will make guest appearances on Cheddar. Live syndicated Cheddar news is also available on Altice’s News 12 Networks seven stations in the New York Tri State Area.
On September 7, Altice USA extended its partnership with Amdocs, a leading provider of software and services to communications and media companies, and entered into a multi-year agreement for key business and operational support systems. The arrangement will help accelerate the migration to a single Altice USA platform, simplify and modernize technology operations and provide a better experience to Altice USA customers. As Altice USA continues to integrate its Cablevision and Suddenlink legacy business and operating systems and platforms, the approach is supported by a hybrid solution combining architecture developed by Altice Labs as well as systems from Amdocs, enabling a simpler, more agile and efficient customer-centric system. The solution enables Altice USA to quickly and flexibly design and launch new innovative offerings and bundles, accelerate order orchestration and fulfillment over its existing fiber infrastructure and next generation fiber network, enable superior omni-channel customer service experience, and future-proof its systems to prepare for next-generation products and services.

Additional Product and Service Innovations
On October 31, 2017, Altice USA announced a partnership with Nest to offer Nest ‘smart home’ connected products and services to Optimum and Suddenlink customers who want a more seamless connected home experience. Altice USA customers can incorporate technology into their home energy and safety systems by purchasing the Nest Learning Thermostat, Nest Thermostat E, Nest Protect smoke and CO alarm, and a range of Nest Cams through Altice USA in the same transaction as their TV, phone, and internet services. Altice USA also plans to offer Nest Aware, a subscription service that provides intelligent alerts and 24/7 continuous video recording for Nest Cam users, giving customers the benefit of receiving one bill from Altice for their telecommunications services and Nest Aware subscription.
Altice USA is currently selling Nest products in select Optimum and Suddenlink retail stores, with plans to offer Nest’s products to all customers across its sales channels, including all stores as well as online and by phone. Offering Nest products advances Altice USA’s goal of delivering the best in-home connectivity experience and is our next step in delivering a more robust and differentiated product and meet even more of consumers’ connectivity needs.

Earnings Release

Altice USA Elects Manon Brouillette as Independent Member of Board of Directors
In a separate development, Altice USA announces that its Board of Directors has elected Manon Brouillette as a new Independent member of the Altice USA Board of Directors consistent with the governance and listing requirements of the New York Stock Exchange. Ms. Brouillette is an accomplished business leader with a deep understanding of media, entertainment and technology. Since 2013, she has been President and CEO of Videotron, a Quebec, Canada-based telecommunications and entertainment business which includes Videotron Business Solutions, Vidéotron Le Superclub, 4Degrees and Fibrenoire.
Financial and Operational Review - Pro Forma
For quarter ended September 30, 2017 compared to quarter ended September 30, 2016

•	Revenue growth for Altice USA of +3.2% YoY in Q3 2017 to $2,327m, excluding Newsday; reported revenue growth +3.0% YoY in Q3 2017:

◦	Optimum revenue growth was +3.4% YoY in Q3 2017, excluding Newsday; +3.1% YoY on a reported basis;

◦	Suddenlink revenue growth +2.8% YoY.

•	Adjusted EBITDA for Altice USA grew +18.9% YoY in Q3 2017 to $1,027m; Adjusted EBITDA margin increased 5.8 percentage points YoY to 44.1% (vs. 38.3% in Q3 2016):

◦	Optimum Adjusted EBITDA growth of +25.8% YoY; Adjusted EBITDA margin increased +7.6 percentage points YoY to 42.9% (vs. 35.3% in Q3 2016);

◦	Suddenlink Adjusted EBITDA growth +5.7% YoY; Adjusted EBITDA margin increased +1.3 percentage points YoY to 47.1% (vs. 45.8% in Q3 2016).

•
Capex for Altice USA was $290m in Q3 2017 representing 12.5% of revenue. Capex is still expected to increase through the remainder of 2017 and into 2018 towards the historical total annual capex before Altice took over Optimum and Suddenlink as the build phase of the FTTH rollout accelerates.

•	Operating Free Cash Flow for Altice USA grew +13.9% YoY in Q3 2017 to $736m:

◦	Optimum OpFCF growth of +18.7% YoY;

◦	Suddenlink OpFCF growth +4.1% YoY.

•
Altice USA saw total unique residential B2C customer relationship net losses of -8k in Q3 2017, driven by normal seasonality at Optimum. Video trends improved with B2C pay TV RGU net losses of -33k in Q3 2017 (vs. -40k in Q3 2016), mainly driven by better performance at Optimum. B2C broadband trends also improved at Optimum, although broadband growth at Suddenlink slowed slightly compared to last year. Overall B2C ARPU per unique customer continues to grow, as well:

◦
Increased demand for higher speed broadband tiers at Optimum continues to drive growth in residential ARPU per unique customer (+2.8% YoY). All of Optimum’s B2C customer trends improved compared to Q3 2016, reflecting the Company’s strong competitive position in this footprint, with its attractive triple play bundles gaining more traction in particular. Optimum’s base of unique residential B2C customer relationships was broadly stable with -2k net losses in Q3, even with normal seasonality, including broadband RGU additions of +7k, -19k pay TV RGU losses and +4k telephony RGU additions (vs. -9k unique customer losses, flat broadband RGUs, -27k pay TV RGU losses and -25k telephony RGU losses in Q3 2016);

◦
Increased demand for higher speed broadband tiers at Suddenlink continues to drive growth in residential ARPU per unique customer (+2.3% YoY). Suddenlink unique residential B2C customer relationship net losses of -6k in Q3 2017 compared to +8k additions in Q3 2016, mainly due to a slight slowdown in broadband RGU growth with

Earnings Release

additions of +9k in Q3 2017 (vs. +18k broadband RGUs in Q3 2016), reflecting slightly more aggressive low-end broadband competition. Pay TV RGU losses of -14k and telephony RGU losses of -1k were in line YoY (vs. -13k and -2k in Q3 2016 respectively) with only minor impact in Texas from the recent hurricane.

•
Altice USA’s programming costs increased +3.0% YoY in Q3 2017 due primarily to an increase in contractual programming rates, partially offset by the decrease in video customers. We continue to expect programming costs per customer to increase by high single digits going forward:

◦	Optimum’s programming costs increased +3.5% YoY in Q3 2017 to $482m;

◦	Suddenlink’s programming costs increased +1.4% YoY in Q3 2017 to $147m.

•	Altice USA’s advertising revenue decreased -4.8% YoY in Q3 primarily due to declines in political, auto and retail advertising.

•	Net debt for Altice USA at the end of the third quarter was $21,140m, a reduction of $196m from the end of the second quarter.

•
Altice USA’s blended weighted average cost of debt was 6.4% (6.8% for Optimum, 5.4% for Suddenlink) and the blended weighted average life was 5.9 years at the end of September 2017. This represents consolidated L2QA net leverage for Altice USA of 5.2x (5.4x on LTM basis), within the Company’s target leverage range of 5.0-5.5x. Net leverage for both Optimum and Suddenlink was 5.3x at the end of September 2017 on L2QA basis.

Earnings Release

Altice USA Consolidated Operating Results
(Dollars in thousands, except per share data)

	Three Months Ended September 30,		NIne Months Ended September 30,
	2017	2016	2017	2016	2016
	Actual	Actual	Actual	Pro Forma[1]	Actual
Revenue:
Pay TV	1,054,392	1,051,995	3,185,610	3,168,292	1,700,286
Broadband	646,094	578,605	1,887,279	1,692,079	1,019,069
Telephony	204,753	216,186	624,077	657,279	315,137
Business services and wholesale	324,760	309,366	968,291	916,065	504,963
Advertising	84,539	88,759	257,255	258,661	138,934
Other	12,637	15,310	38,680	156,540	32,922
Total revenue	2,327,175	2,260,221	6,961,192	6,848,916	3,711,311
Operating expenses:
Programming and other direct costs	755,101	738,390	2,272,147	2,266,365	1,177,808
Other operating expenses	560,497	660,307	1,767,624	2,187,015	1,050,046
Restructuring and other expense	53,448	47,816	142,765	162,491	155,086
Depreciation and amortization	823,265	670,929	2,138,776	1,918,678	1,085,929
Operating income	134,864	142,779	639,880	314,367	242,442
Other income (expense):
Interest expense, net	(378,103)	(445,838)	(1,231,357)	(1,324,832)	(1,003,079)
Gain (loss) on investments, net	(18,900)	24,833	169,888	213,457	83,467
Gain (loss) on derivative contracts, net	(16,763)	773	(154,270)	(62,855)	(26,572)
Gain (loss) on interest rate swap contracts	1,051	(15,861)	12,539	24,380	24,380
Loss on extinguishment of debt and write-off of deferred financing costs	(38,858)	0	(600,240)	(19,948)	(19,948)
Other income (expense), net	(65)	2,531	832	7,392	2,548
Loss before income taxes	(316,774)	(290,783)	(1,162,728)	(848,039)	(696,762)
Income tax benefit	134,688	118,230	429,664	320,188	101,332
Net loss	(182,086)	(172,553)	(733,064)	(527,851)	(595,430)

Net loss (income) attributable to noncontrolling interests	(135)	(256)	(737)	108	108

Net loss attributable to Altice USA stockholders	$(182,221)	$(172,809)	$(733,801)	$(527,743)	$(595,322)
Basic and diluted net loss per share	$(0.25)	$(0.27)	$(1.08)	$(0.81)	$(0.92)

Basic and diluted weighted average common shares	737,069	649,525	682,234	649,525	649,525

Earnings Release

Reconciliation of net loss to Adjusted EBITDA and Adjusted EBITDA less Capital Expenditures:
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses.
We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management's effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company's ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.
We also use Adjusted EBITDA less Capital Expenditures (including accrued, but unpaid capital), or Operating Free Cash Flow, as an indicator of the Company's financial performance. We believe this measure is one of several benchmarks used by investors, analysts and peers for comparison of performance in the Company's industry, although it may not be directly comparable to similar measures reported by other companies.

Earnings Release

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016	2016
	Actual	Actual	Actual	Pro Forma[1]	Actual
Net loss	$(182,086)	$(172,553)	$(733,064)	$(527,851)	$(595,430)
Income tax (benefit)	(134,688)	(118,230)	(429,664)	(320,188)	(101,332)
Other expense (income), net	65	(2,531)	(832)	(7,392)	(2,548)
Loss (gain) on interest rate swap contracts	(1,051)	15,861	(12,539)	(24,380)	(24,380)
Loss (gain) on derivative contracts, net	16,763	(773)	154,270	62,855	26,572
Loss (gain) on investments, net	18,900	(24,833)	(169,888)	(213,457)	(83,467)
Loss on extinguishment of debt and write-off of deferred financing costs	38,858	0	600,240	19,948	19,948
Interest expense, net	378,103	445,838	1,231,357	1,324,832	1,003,079
Depreciation and amortization	823,265	670,929	2,138,776	1,918,678	1,085,929
Restructuring and other expenses	53,448	47,816	142,765	162,491	155,086
Share-based compensation	15,005	1,670	40,932	26,901	1,670
Adjusted EBITDA	$1,026,582	$863,194	$2,962,353	$2,422,437	$1,485,127
Capital Expenditures (accrued)	290,318	216,727	681,333	715,626	380,763
Adjusted EBITDA less Capex (accrued)	$736,264	$646,467	$2,281,020	$1,706,811	$1,104,364
Capital Expenditures (cash)	$303,636	$248,156	$763,298	$707,857	$377,726

The following is the contribution from Newsday Media Group:

	Altice USA ($m)
	Three Months Ended September 30,	NIne Months Ended September 30,
	2016	2016
Pro Forma Revenue	$2,260.2	$6,848.9
Less Newsday	5.0	115.4
Pro Forma Excluding Newsday	$2,255.2	$6,733.5

Earnings Release

The following table sets forth certain customer metrics by segment (unaudited):

	September 30, 2017			June 30, 2017			September 30, 2016
	Cablevision	Cequel	Total Altice USA	Cablevision	Cequel	Total Altice USA	Cablevision	Cequel	Total Altice USA
	(in thousands, except per customer amounts)
Homes passed (a)	5,134	3,443	8,577	5,140	3,430	8,570	5,105	3,389	8,494
Total customers relationships (b)(c)	3,149	1,749	4,898	3,151	1,753	4,904	3,135	1,736	4,871
Residential	2,887	1,642	4,529	2,889	1,648	4,537	2,873	1,636	4,510
SMB	262	107	369	262	106	367	261	100	361
Residential customers (c):
Pay TV	2,382	1,048	3,430	2,401	1,062	3,463	2,443	1,113	3,556
Broadband	2,653	1,368	4,021	2,646	1,358	4,004	2,603	1,324	3,927
Telephony	1,959	588	2,547	1,954	590	2,544	1,969	594	2,563
Residential triple product customer penetration (d):	64.3%	25.4%	50.2%	64.3%	25.3%	50.1%	65.3%	25.6%	50.9%
Penetration of homes passed (e):	61.3%	50.8%	57.1%	61.3%	51.1%	57.2%	61.4%	51.2%	57.3%
Residential ARPU(f)	$156.88	$110.64	$140.10	$156.00	$110.01	$139.25	$152.55	$108.19	$136.50

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)	Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets.  In calculating the number of customers, we count all customers other than inactive/disconnected customers.  Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group.  Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees.  Free status is not granted to regular customers as a promotion.  In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)	Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)	Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

Earnings Release

Consolidated Net Debt as of September 30, 2017, breakdown by credit silo

Suddenlink (Cequel) - In $m	Actual	Coupon / Margin	Maturity
Sn. Sec. Notes	$1,100	5.375%	2023
2026 SSN	1,500	5.500%	2026
New Term Loan	1,262	L+2.250%	2025
Other Debt & Leases[4]	2
Suddenlink Sec.Debt	3,864
Senior Notes due 2020	1,050	6.375%	2020
Senior Notes due 2021	1,250	5.125%	2021
Senior Notes/Holdco Exchange Notes	620	7.750%	2025
Suddenlink Gross Debt	6,784
Total Cash	(104)
Suddenlink Net Debt	6,681
Undrawn RCF[5]	350
WACD (%)	5.4%

4 Excludes $3m of notes payable.
5 At September 30, 2017, $17m of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $333m of the facility was undrawn and available, subject to covenant limitations.

Earnings Release

Cablevision (Optimum) - in $m	Actual	Coupon / Margin	Maturity
Guaranteed Notes (GN) - LLC	$1,310	5.500%	2027
6.625% Guaranteed Notes Acq.- LLC	1,000	6.625%	2025
10.125% Senior Notes Acq. - LLC	1,800	10.125%	2023
10.875% Senior Notes Acq. - LLC	1,684	10.875%	2025
7.875% Senior Debentures - LLC	300	7.875%	2018
7.625% Senior Debentures - LLC	500	7.625%	2018
8.625% Senior Notes - LLC	526	8.625%	2019
6.750% Senior Notes - LLC	1,000	6.750%	2021
5.250% Senior Notes - LLC	750	5.250%	2024
New Term Loan	2,993	L+2.250%	2025
Drawn RCF	1,175	L+3.250%	2021
Other Debt & Leases[6]	19
Cablevision New Debt /Total Debt LLC	13,057
7.750% Senior Notes - Corp	750	7.750%	2018
8.000% Senior Notes - Corp	500	8.000%	2020
5.875% Senior Notes - Corp	649	5.875%	2022
Cablevision New Debt /Total Debt Corp	14,956
Total Cash	(152)
Cablevision Net Debt	14,804
Undrawn RCF[7]	1,125
WACD (%)	6.8%

6 Excludes $71m of notes payable ($44m related to collateralized debt and $27m of ST maturities)
7 At September 30, 2017, $123m of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $1,002m of the facility was undrawn and available, subject to covenant limitations.

Earnings Release

Altice USA Pro Forma Net Leverage Reconciliation as of September 30, 2017

In $m
Altice USA	Suddenlink	Optimum	Altice USA Inc	Actual
Gross Debt Consolidated	$6,784	$14,956	$—	$21,740
Cash[8]	(104)	(152)	(295)	(550)
Net Debt Consolidated	6,681	14,804	(295)	21,190
LTM EBITDA GAAP	1,261	2,661		3,922
L2QA EBITDA GAAP	1,266	2,806		4,071
Net Leverage (LTM)	5.3x	5.6x		5.4x
Net Leverage (L2QA)	5.3x	5.3x		5.2x
WACD	5.4%	6.8%		6.4%

In $m
Altice USA Reconciliation to Financial Reported Debt	Actual
Total Debenture and Loans from Financial Institutions	$21,229
Unamortized Financing Costs	306
Fair Value Adjustments	182
Total Swap Adjusted Value of Debenture and Loans from Financial Institutions	21,718
Other Debt & Capital Leases	21
Gross Debt Consolidated	21,740

8 Excludes restricted cash of $45m

Earnings Release

Contacts
Head of Investor Relations Altice NV
Nick Brown: +41 79 720 15 03 / nick.brown@altice.net

Head of Communications Altice NV
Arthur Dreyfuss: +41 79 946 49 31 / arthur.dreyfuss@altice.net

Head of Communications Altice USA
Lisa Anselmo: +1 516 803 2362 / lisa.anselmo@alticeusa.com

About Altice USA
Altice USA (NYSE: ATUS), the U.S. business of Altice N.V. (Euronext: ATC, ATCB), is one of the largest broadband communications and video services providers in the United States, delivering broadband, pay television, telephony services, Wi-Fi hotspot access, proprietary content and advertising services to approximately 4.9 million residential and business customers across 21 states through its Optimum and Suddenlink brands.